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                                                                  Exhibit 23.1

                       Consent of Independent Auditors

The Board of Directors
Applied Imaging Corp.:

We consent to incorporation by reference in the registration statements (Nos. 333-26127 and 333-57835) on Form S-8 and registration statement (No. 333-60345) on form S-3 of Applied Imaging Corp. of our report dated February 5, 1999, relating to the consolidated balance sheets of Applied Imaging Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related consolidated financial statement schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Applied Imaging Corp.


/s/ KPMG LLP


Mountain View, California
March 29, 1999